EXHIBIT 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

PetIQ, INC.

PetIQ Holdings, LLC, a Delaware limited liability company (“Holdings”) and the sole stockholder of PetIQ, Inc. (the “Corporation”), certifies as follows:

FIRST: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on February 29, 2016.

SECOND: The Certificate of Incorporation of said Corporation is hereby amended and restated (this “Amended and Restated Certificate of Incorporation”), and is duly adopted in accordance with the provisions of Section 241 of the General Corporation Law of the State of Delaware (the “DGCL”), to read in its entirety as follows:

Article I

Name

The name of the Corporation is PetIQ, Inc.

Article II

Registered Office

The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

Article III

Purposes

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

Article IV

Capital Stock

1. Authorized Stock. The total number of shares of all classes of stock that the Corporation is authorized to issue is 145,901,521 shares of stock, consisting of (i) 12,500,000 shares of Preferred Stock, par value $0.001 per share (“Preferred Stock”), (ii) 125,000,000 shares of Class A Common Stock, par value $0.001 per share (“Class A Common Stock”), and (iii) 8,401,521 shares of Class B Common Stock, par value $0.001 per share (“Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”).

2. Common Stock.

A. General. The voting, dividend and liquidation rights of the holders of Common Stock are subject to and qualified by the rights, powers, privileges, preferences and priorities of the holders of Preferred Stock.

B. Voting Rights.

i. Each holder of shares of Class A Common Stock, as such, shall be entitled to one vote for each share of Class A Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote.

ii. Each holder of shares of Class B Common Stock, as such, shall be entitled to one vote for each share of Class B Common Stock held of record by such holder on all matters on which stockholders are generally entitled to vote.

iii. Except as otherwise required in this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or by applicable law, the holders of Common Stock shall vote together as a single class on all matters (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with such holders of Preferred Stock); provided, that the holders of shares of Class A Common Stock as such shall be entitled to vote separately as a class upon any amendment to this Amended and Restated Certificate of Incorporation that would alter or change the powers, preferences or rights of the Class A Common Stock so as to affect them adversely; and provided further, that the holders of shares of Class B Common Stock as such shall be entitled to vote separately as a class upon any amendment to this Amended and Restated Certificate of Incorporation that would alter or change the powers, preferences or rights of the Class B Common Stock so as to affect them adversely. There shall be no cumulative voting.

iv. Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon as a separate class pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.

C. Dividends. Dividends of cash or property may be declared and paid on the Class A Common Stock from funds lawfully available therefor as and when determined by the Board of Directors (the “Board”) of the Corporation and subject to any preferential dividend rights of any then outstanding Preferred Stock. Except as otherwise provided by the DGCL or this Amended and Restated Certificate of Incorporation, the holders of record of shares of Class A Common Stock shall share ratably in all dividends payable in cash, stock or otherwise and other

D. Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock shall be entitled, the holders of all outstanding shares of Class A Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares held by each such stockholder. Holders of shares of Class B Common Stock, as such, shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

E. Cancellation of Shares of Class B Common Stock. Immediately upon the exchange of a Unit (as defined in the LLC Agreement defined below) (together with a share of Class B Common Stock) with the Corporation pursuant to the terms of the Sixth Amended and Restated Limited Liability Company Agreement of Holdings among the Corporation, Holdings and holders of Class B Common Stock and Units (the “LLC Agreement”), such share of Class B Common Stock shall automatically be canceled with no consideration being paid or issued with respect thereto, pursuant and subject to the terms of the LLC Agreement. Any such canceled shares of Class B Common Stock shall thereafter no longer be outstanding, and all rights with respect to such shares shall automatically cease and terminate.

F. Transfers of Class B Common Stock.

i. A holder of Class B Common Stock may transfer all or a portion of shares of Class B Common Stock, together with a corresponding number of Units, to the Corporation for other consideration at any time. Following the surrender of any shares of Class B Common Stock to the Corporation, the Corporation will take all actions necessary to retire such shares and such shares shall not be re-issued by the Corporation.

ii. A holder of Class B Common Stock may transfer shares of Class B Common Stock to any transferee (other than the Corporation) only if, and only to the extent permitted by the LLC Agreement, such holder also simultaneously transfers a corresponding number of such holder’s Units (as such numbers may be adjusted to reflect equitably any stock split, subdivision, combination or similar change with respect to the Class B Common Stock or Units) to such transferee in compliance with the LLC Agreement. The restrictions described in this Article IV(2)(F)(ii) are referred to as the “Restrictions.”

iii. Any purported transfer of shares of Class B Common Stock in violation of the Restrictions shall be null and void. If, notwithstanding the Restrictions, a person shall, voluntarily or involuntarily, purportedly become or attempt to become, the purported owner (the “Purported Owner”) of shares of Class B Common Stock in violation of the Restrictions, then the Purported Owner shall not obtain any rights in and to such shares of Class B Common Stock (the “Restricted Shares”), and the purported transfer of the Restricted Shares to the Purported Owner shall not be recognized by the Corporation’s transfer agent (the “Transfer Agent”).

iv. Upon a determination by the Board that a person has attempted or may attempt to transfer or to acquire Restricted Shares in violation of the Restrictions, the Board may take such action as it deems advisable to refuse to give effect to such transfer or acquisition on the books and records of the Corporation, including, without limitation, to cause the Transfer Agent to record the Purported Owner’s transferor as the record owner of the Restricted Shares, and to institute proceedings to enjoin or rescind any such transfer or acquisition.

v. The Board may, to the extent permitted by law, from time to time establish, modify, amend or rescind, by bylaw or otherwise, regulations and procedures that are consistent with the provisions of this Article IV(2)(F) for determining whether any transfer or acquisition of shares of Class B Common Stock would violate the Restrictions and for the orderly application, administration and implementation of the provisions of this Article. Any such procedures and regulations shall be kept on file with the Secretary of the Corporation and with its Transfer Agent and shall be made available for inspection by any prospective transferee and, upon written request, shall be mailed to holders of shares of Class B Common Stock.

vi. The Board shall have all powers necessary to implement the Restrictions, including, without limitation, the power to prohibit the transfer of any shares of Class B Common Stock in violation thereof.

G. Shares Reserved for Issuance. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, such number of shares of Class A Common Stock that shall from time to time be sufficient to effect the exchange of all outstanding Units (other than such Units owned by the Corporation or any of its wholly owned subsidiaries) along with an equal number of Class B Common Stock for Class A Common Stock; provided, that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of the exchange of the Units (along with Class B Common Stock) by delivery of purchased shares of Class A Common Stock that are held in the treasury of the Corporation. Notwithstanding anything to the contrary contained in this Amended and Restated Certificate of Incorporation, and in addition to any other vote required by the DGCL or this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least 66-2/3 percent of the voting power of the then outstanding Class B Common Stock, voting together as a class, shall be required to alter, amend or repeal this Article IV(2)(G) or to adopt any provision inconsistent therewith.

H. No Preemptive Rights. Holders of Common Stock shall have no preemptive rights to subscribe for any shares of any class of stock of the Corporation whether now or hereafter authorized.

I. No Conversion Rights. Without limiting the rights of holders of Class B Common Stock and Units as provided in the LLC Agreement, the Common Stock shall not be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same class of the Corporation’s capital stock.

J. All certificates or book entries representing shares of Class B Common Stock, as the case may be, shall bear a legend substantially in the following form (or in such form as the Board may determine):

THE SECURITIES REPRESENTED BY THIS [CERTIFICATE][BOOK ENTRY] ARE SUBJECT TO THE RESTRICTIONS (INCLUDING RESTRICTIONS ON TRANSFER) SET FORTH IN THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE CORPORATION AND SHALL BE PROVIDED FREE OF CHARGE TO ANY STOCKHOLDER MAKING A REQUEST THEREFOR).

K. The Class B Common Stock may be issued and transferred in fractions of a share which shall entitle the holder to exercise voting rights and to have the benefit of all other rights of holders of Class B Common Stock. Subject to the Restrictions, holders of shares of Class B Common Stock shall be entitled to transfer fractions thereof and the Corporation shall, and shall cause the Transfer Agent to, facilitate any such transfers, including by issuing certificates or making book entries representing any such fractional shares. For all purposes of this Amended and Restated Certificate of Incorporation (including, without limitation, this Article IV hereof), all references to the Class B Common Stock or any share thereof (whether in the singular or plural) shall be deemed to include references to any fraction of a share of Class B Common Stock.

3. Preferred Stock.

A. General.

1. Issuance of Preferred Stock in Classes or Series. The Preferred Stock of the Corporation may be issued in one or more classes or series at such time or times and for such consideration as the Board may determine. Each class or series shall be so designated as to distinguish the shares thereof from the shares of all other classes and series. Except as to the relative designations, preferences, voting rights, powers, qualifications, rights and privileges referred to in this Article IV, in respect of any or all of which there may be variations between different classes or series of Preferred Stock, all shares of Preferred Stock shall be identical. Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purpose of voting by classes unless otherwise specifically set forth herein.

2. Authority to Establish Variations Between Classes or Series of Preferred Stock. The Board is expressly authorized, subject to the limitations prescribed by law and the provisions of this Amended and Restated Certificate of Incorporation, without stockholder action, to provide, by adopting a resolution or resolutions, for the issuance of the undesignated Preferred Stock in one or more classes or series, each with such designations, preferences, powers, qualifications and special, participating, optional or relative rights and privileges as shall be stated in this Amended and Restated Certificate of Incorporation, a certificate of designations or a certificate of amendment to this Amended and Restated Certificate of Incorporation, which shall be filed in accordance with the DGCL and the resolutions of the Board creating such class or series. The authority of the Board with respect to each such class or series shall include, without limitation of the foregoing, the right to determine and fix:

(a) the distinctive designation of such class or series and the number of shares to constitute such class or series;

(b) the rate at which dividends on the shares of such class or series shall be declared and paid, or set aside for payment, whether dividends at the rate so determined shall be cumulative or accruing and whether the shares of such class or series shall be entitled to any participating or other dividends in addition to dividends at the rate so determined, and if so, on what terms;

(c) the right or obligation, if any, of the Corporation to redeem shares of the particular class or series of Preferred Stock and, if redeemable, the price, terms and manner of such redemption (including sinking fund provisions);

(d) the special and relative rights and preferences, if any, and the amount or amounts per share, which the shares of such class or series of Preferred Stock shall be entitled to receive upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

(e) the terms and conditions, if any, upon which shares of such class or series shall be convertible into, or exchangeable for, shares of capital stock of any other class or series, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

(f) the obligation, if any, of the Corporation to retire, redeem or purchase shares of such class or series pursuant to a sinking fund or fund of a similar nature or otherwise, and the terms and conditions of such obligation;

(g) voting rights, if any, including special voting rights with respect to the election of directors and matters adversely affecting any class or series of Preferred Stock;

(h) limitations, if any, on the issuance of additional shares of such class or series or any shares of any other class or series of Preferred Stock; and

(i) such other preferences, powers, qualifications and special, participating, optional or relative rights and privileges thereof as the Board, acting in accordance with this Amended and Restated Certificate of Incorporation, may deem advisable and are not inconsistent with law and the provisions of this Amended and Restated Certificate of Incorporation.

Article V

Bylaws

In furtherance and not in limitation of the powers conferred by statute and except as provided herein, the Board shall have the power to adopt, amend, repeal or otherwise alter the bylaws of the Corporation (the “Bylaws”) without any action on the part of the stockholders; provided, however, that any Bylaws made by the Board may be amended, altered or repealed by the stockholders. The Bylaws may only be amended, altered or repealed by the stockholders at an annual or special meeting of the stockholders the notice for which designates that an amendment, alteration or repeal of one or more of such sections is to be considered and then only by an affirmative vote of a majority in interest of the stockholders entitled to vote upon such amendment or repeal, voting as a single class.

Article VI

Indemnification of Directors

1. Limitation of Liability. No current or former director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except, to the extent provided by applicable law, for liability (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is hereafter amended to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of each current or former director or officer of the Corporation shall be limited or eliminated to the fullest extent permitted by the DGCL as so amended from time to time. Neither any amendment nor repeal of this Article VI, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article VI, shall eliminate or reduce the effect of this Article VI in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article VI, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

2. Indemnification. The Corporation shall, in accordance with this Amended and Restated Certificate of Incorporation and the Bylaws, indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) (a “proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, member, trustee, partner, representative or agent of another corporation, partnership, limited liability company, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans maintained or sponsored by the Corporation (an “indemnitee”), against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee. The Corporation shall be required to indemnify an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if the initiation of such proceeding (or part thereof) by the indemnitee was authorized by the Board. Each person who was, is or becomes a director or officer of the Corporation shall be deemed to have served or to have continued to serve in such capacity in reliance upon the indemnity provided for in this Article VI. All rights to indemnification under this Article VI shall be deemed to have vested at the time such person becomes or became a director or officer of the Corporation, and such rights shall continue as to an indemnitee who has ceased to be a director and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any amendment, modification, alteration or repeal of this Article VI that in any way diminishes, limits, restricts, adversely affects or eliminates any right of an indemnitee or his or her successors to indemnification, advancement of expenses or otherwise shall be prospective only and shall not in any way diminish, limit, restrict, adversely affect or eliminate any such right with respect to any actual or alleged state of facts, occurrence, action or omission then or previously existing, or any action, suit or proceeding previously or thereafter brought or threatened based in whole or in part upon any such actual or alleged state of facts, occurrence, action or omission. Claims for indemnification shall be made pursuant to the procedural requirements of the Bylaws.

3. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Article VII

Directors

1. Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board. In addition to the powers and authority expressly conferred upon them by statute or by this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

2. Number, Term and Classes of Directors. The exact number of directors shall be fixed from time to time by resolution of the Board in accordance with the Bylaws. The Board (other than directors elected by the holders of any series or class of Preferred Stock provided for or fixed pursuant to the provisions of Article IV hereof) shall be divided into three classes designated Class I, Class II and Class III. The number of directors elected to each class shall be as nearly equal in number as possible. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board. Each Class I director shall be elected to an initial term to expire at the 2018 annual meeting of stockholders, each Class II director shall be elected to an initial term to expire at the 2019 annual meeting of stockholders and each Class III director shall be elected to an initial term to expire at the 2020 annual meeting of stockholders. Upon the expiration of the initial terms of office for each class of directors, the directors of each class shall be elected for a term of three years to serve until their successors are duly elected and qualified or until their earlier resignation, death or removal from office. No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director. Unless and except to the extent that the Bylaws shall so require, the election of directors of the Corporation need not be by written ballot.

3. Director Vacancies. Any director may resign at any time upon written notice to the Corporation. At a special meeting of stockholders called expressly for that purpose, the entire Board, or any member or members thereof, may be removed, but only for cause, by vote for removal of a specific director by stockholders holding at least 66-2/3 percent of the voting power of the stockholders entitled to vote at an election for directors of the Corporation, voting as a single class. The notice of such special meeting must state that the purpose, or one of the purposes, of the meeting is removal of the director or directors, as the case may be. Any newly created directorship or any vacancy occurring in the Board for any cause may be filled by a majority of the remaining members of the Board, although such majority is less than a quorum, or by the sole remaining director. Any director so chosen shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor is elected and qualified.

Article VIII

Special Meetings of Stockholders

Except as otherwise required by law, a special meeting of stockholders (a “Special Meeting”) for any purpose or purposes may be called at any time only by the Board, the Chairman of the Board or the Lead Director of the Board, to be held at such place, date and time as shall be designated in the notice or waiver of notice thereof. Only business within the purposes described in the Corporation’s notice of meeting required by the Bylaws may be conducted at the Special Meeting. The ability of the stockholders to call a Special Meeting is specifically denied. No action shall be taken by the stockholders except at an annual or Special Meeting called in accordance with this Amended and Restated Certificate of Incorporation and the Bylaws, and no action shall be taken by the stockholders by written consent without a meeting.

Article IX

Special Stockholder Notice Provisions

1. Nominations for Directorship Positions. Any stockholder or stockholders of the Corporation who wish to nominate a person or persons for election to the Board must deliver written notice to the Secretary of the Corporation in accordance with the provisions set forth in the Bylaws.

2. Business at Stockholders’ Meetings. Any stockholder or stockholders of the Corporation who wish to place business before a meeting of the stockholders, other than nominations for election to the Board, must deliver written notice to the Secretary of the Corporation in accordance with the provisions set forth in the Bylaws.

Article X

Special Stockholder Voting Requirements

Articles V, VI, VII, VIII, IX, X, XI, XII, XIII and XIV of this Amended and Restated Certificate of Incorporation may only be amended or repealed by an affirmative vote of at least 66-2/3 percent of the outstanding shares of all capital stock entitled to vote upon such amendment or repeal, voting as a single class, unless such amendment or repeal is declared advisable by the Board by the affirmative vote of at least 75 percent of the entire Board, notwithstanding the fact that a lesser percentage may be specified by the DGCL.

Article XI

Renouncement of Corporate Opportunity

1. Scope. The provisions of this Article XI are set forth to define, to the extent permitted by applicable law, the duties of Exempted Persons (as defined below) to the Corporation with respect to certain classes or categories of business opportunities. “Exempted Persons” means each of Eos Partners, L.P., Labore Et Honore LLC and Highland Consumer Partners and all of their respective partners, principals, directors, officers, members, managers and/or employees, including any of the foregoing who serve as officers or directors of the Corporation.

2. Competition and Allocation of Corporate Opportunities. The Exempted Persons shall not have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation or any of its subsidiaries. To the fullest extent permitted by applicable law, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities that are from time to time available to the Exempted Persons, even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and each such Exempted Person shall have no duty to communicate or offer such business opportunity to the Corporation (and there shall be no restriction on the Exempted Persons using the general knowledge and understanding of the Corporation and the industry in which it operates that it has gained as an Exempted Person in considering and pursuing such opportunities or in making investment, voting, monitoring, governance or other decisions relating to other entities or securities) and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation or any of its subsidiaries for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such Exempted Person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries, or uses such knowledge and understanding in the manner described herein.

3. Certain Matters Deemed Not Corporate Opportunities. In addition to and notwithstanding the foregoing provisions of this Article XI, a corporate opportunity shall not be deemed to belong to the Corporation if it is a business opportunity that the Corporation is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy.

4. Amendment of this Article. No amendment or repeal of this Article XI in accordance with the provisions of Article IV(2) shall apply to or have any effect on the liability or alleged liability of any Exempted Person for or with respect to any activities or opportunities of which such Exempted Person becomes aware prior to such amendment or repeal. This Article XI shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Amended and Restated Certificate of Incorporation, the Bylaws or applicable law.

Article XII

Exclusive Jurisdiction for Certain Actions

1. Exclusive Forum. Unless the Board of Directors or one of its committees otherwise approves, in accordance with Section 141 of the DGCL, this Amended and Restated Certificate of Incorporation and the bylaws of the Corporation, to the selection of an alternate forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the Superior Court of the State of Delaware, or, if the Superior Court of the State of Delaware also does not have jurisdiction, the United States District Court for the District of Delaware) shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL or this Amended and Restated Certificate of Incorporation or bylaws, (iv) any action to interpret, apply, enforce or determine the validity of this Amended and Restated Certificate of Incorporation or the bylaws of the Corporation or (v) any action asserting a claim against the Corporation governed by the internal affairs doctrine (each, a “Covered Proceeding”).

2. Personal Jurisdiction. If any action the subject matter of which is a Covered Proceeding is filed in a court other than the Court of Chancery of the State of Delaware, or, where permitted in accordance with paragraph (a) above, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (each, a “Foreign Action”) in the name of any person or entity (a “Claiming Party”) without the prior approval of the Board of Directors or one of its committees in the manner described in paragraph (a) above, such Claiming Party shall be deemed to have consented to (i) the personal jurisdiction of the Court of Chancery of the State of Delaware, or, where applicable, the Superior Court of the State of Delaware and the United States District Court for the District of Delaware, in connection with any action brought in any such courts to enforce paragraph (a) above (an “Enforcement Action”) and (ii) having service of process made upon such Claiming Party in any such Enforcement Action by service upon such Claiming Party’s counsel in the Foreign Action as agent for such Claiming Party.

3. Notice and Consent. Any person or entity purchasing or otherwise acquiring any interest in the shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XII and waived any argument relating to the inconvenience of the forums reference above in connection with any Covered Proceeding.

Article XIII

Severability

If any provision or provisions of this Amended Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Amended Restated Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Amended and Restated Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Amended and Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

Article XIV

Business Combinations with Interested Stockholders

The Corporation expressly opts out of Section 203 of the DGCL.

Article XIV

Amendment

Except as expressly provided herein, the Corporation reserves the right to amend or repeal any provision contained in this Amended and Restated Certificate of Incorporation, or any amendment thereto, in the manner now or hereafter provided by statute, and any and all rights conferred upon the stockholders herein is subject to this reservation.

* * * * *

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been signed by PetIQ Holdings, LLC, the Sole Stockholder of the Corporation, on [ ], 2017.

Sole Stockholder:

PetIQ Holdings, LLC

Name:
Title: